Exhibit (e)

AUDITOR’S CONSENT

We consent to the incorporation by reference in the registration statement (No. 333-181385) of KfW under Schedule B of our report dated March 12, 2013, with respect to the consolidated financial statements of KfW as of and for year ended December 31, 2012, comprising the statement of comprehensive income, statement of financial position, statement of changes in equity, statement of cash flows and the notes to the consolidated financial statements, and the group management report for the business year from January 1, 2012 to December 31, 2012, which report appears in Exhibit (d) of KfW’s Annual Report on Form 18-K for the year ended December 31, 2012.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt

May 16, 2013